Exhibit 99.1

P. O. Box 270 Hartford, CT 06141-0270 56 Prospect Street Hartford, CT 06103-2818 (860) 665-5000 www.nu.com

News Release

CONTACT:

Jeffrey R. Kotkin

        Office:

(860) 728-4650

NU REPORTS FOURTH QUARTER, YEAR-END 2009 RESULTS, AFFIRMS 2010 EARNINGS GUIDANCE

HARTFORD, Connecticut, February 23, 2010 – Northeast Utilities (NYSE:NU) today reported earnings for the fourth quarter of 2009 of $84.7 million, or $0.48 per share, compared with $71.9 million, or $0.46 per share, in the fourth quarter of 2008.  NU earned $330 million, or $1.91 per share, in 2009, compared with $260.8 million, or $1.67 per share, in 2008.

Full year results for 2008 included an after-tax charge of $29.8 million, or $0.19 per share 1, associated with the settlement of litigation in the first quarter of 2008.  Excluding that charge, NU earned $290.6 million, or $1.86 per share 1, in 2008.

NU’s earnings per share rose by approximately 2.7 percent for the full year of 2009, compared with the same period of 2008, excluding the impact of the 2008 litigation charge.  Both fourth quarter and full year 2009 earnings per share levels reflect the issuance of nearly 19 million additional NU common shares in March 2009.

“We are pleased with our overall performance in a difficult economy in 2009,” said Charles W. Shivery, NU’s chairman, president and chief executive officer.  “However, while the other segments of our company performed well, the financial results of our four distribution businesses continued to be disappointing.  Those businesses were clearly weakened by economic factors, even though we maintained tight control of our operating costs and continued to invest in the energy infrastructure needed to serve our customers and our region.”

NU’s retail electric sales declined 3.5 percent in 2009, compared with 2008.  They were down 2.1 percent on a weather-adjusted basis.  Fourth quarter retail electric sales were down 2 percent in 2009, compared with 2008.  They were down 1.7 percent on a weather-adjusted basis.  Yankee Gas Services Company firm natural gas sales were up 3.8 percent in the fourth quarter of 2009, compared with the same period of 2008.  They were up 5.8 percent on a weather-adjusted basis.  For all of 2009, Yankee Gas firm sales were up 6.9 percent compared with the full year of 2008, and up 5 percent on a weather-adjusted basis.

2010 earnings guidance

Today NU affirmed its 2010 earnings guidance of between $1.80 per share and $2.00 per share.  The guidance reflects projected 2010 distribution and generation segment earnings of between $0.95 per share and $1.05 per share 1; transmission segment earnings of between $0.90 per share and $0.95 per share1; competitive business earnings of between $0.00 per share and $0.05 per share 1; and NU parent and other expenses of approximately $0.05 per share1.

2009 Results - Transmission

NU’s transmission segment earned $44.4 million in the fourth quarter of 2009, compared with $34.7 million in the fourth quarter of 2008, and $164.3 million for the full year of 2009, compared with $138.3 million for the full year of 2008.  The increases in fourth quarter and full year net income in 2009, compared with the same periods of 2008, primarily reflect NU’s increased investment in transmission infrastructure.

2009 Results - Distribution and Generation

NU’s distribution and generation segment earned $39.2 million in the fourth quarter of 2009, compared with $36 million in the fourth quarter of 2008, and $159.2 million for the full year of 2009, compared with $150.8 million for the full year of 2008.

The Connecticut Light and Power Company’s (CL&P) distribution segment earned $19 million in the fourth quarter of 2009, compared with $12.8 million in the fourth quarter of 2008 and $74 million for the full year of 2009, compared with $70 million for the full year of 2008.  Improved fourth quarter results were due in part to the absence of a $3.5 million after-tax charge that CL&P recorded in the fourth quarter of 2008 related to a regulatory decision concerning 2004 power procurement.  Full year 2009 results reflect the benefit of a distribution rate increase that took effect in February 2009 and lower operating and storm costs largely offset by a 3.8 percent decline in retail sales, higher depreciation, pension and tax expense, and the impact of higher uncollectible customer accounts.  CL&P’s distribution regulatory return on equity (ROE) for 2009 was 7.3 percent, well below its current authorized level of 9.4 percent.

Public Service Company of New Hampshire’s (PSNH) distribution and generation segment earned $11.3 million in the fourth quarter of 2009 and $47.5 million for the full year of 2009, compared with $9.1 million in the fourth quarter of 2008 and $41.4 million for the full year of 2008.  Higher generation-related earnings and a temporary distribution rate increase effective August 1, 2009, were partially offset by higher operation, depreciation, pension and tax expense.  PSNH’s distribution regulatory ROE for 2009, excluding earnings on PSNH generating facilities, was approximately 3.6 percent, compared with its current authorized level of 9.67 percent.

Both CL&P and PSNH have filed with their respective state regulators for increases in distribution rates, and decisions are expected in mid-2010.  “These cases are critical in our efforts to achieve reasonable returns on the significant investments NU shareholders have made in the electric distribution infrastructure of Connecticut and New Hampshire,” Shivery said.

Western Massachusetts Electric Company’s (WMECO) distribution segment earned $3.2 million in the fourth quarter of 2009 and $16.7 million for the full year of 2009, compared with $2.2 million in the fourth quarter of 2008 and $12.3 million for the full year of 2008.  Improved full year 2009 results were largely due to the absence of charges WMECO recorded in 2008. WMECO’s distribution regulatory ROE was 8.4 percent in 2009.

Yankee Gas earned $5.7 million in the fourth quarter of 2009, compared with $11.9 million in the fourth quarter of 2008.  Yankee Gas earned $21 million for the full year of 2009, compared with $27.1 million for the full year of 2008.  Lower fourth quarter and full year 2009 results were primarily due to higher expense related to uncollectible customer accounts.  That expense was $4.4 million higher on an after-tax basis in the fourth quarter of 2009 and $6.9 million higher on an after-tax basis for the full year of 2009, compared with the same periods of 2008.  Yankee Gas’ regulatory ROE was 6.6 percent in 2009.

2009 Results - Competitive businesses

NU Enterprises, Inc. (NUEI), the holding company for NU’s competitive businesses, earned $4.2 million in the fourth quarter of 2009, compared with earnings of $4.3 million in the fourth quarter of 2008.  NUEI earned $15.8 million for all of 2009, compared with earnings of $13.1 million for all of 2008.  The improved results reflect stronger operating margins and the absence of a $3.2 million net charge in 2008 relating to the adoption of accounting guidance for fair value measurements, which affected the valuation of NUEI’s wholesale obligations that are marked to market.

2009 Results - NU Parent and other companies

NU parent and other companies had net expenses of $3.1 million in the fourth quarters of both 2009 and 2008.  For the full year of 2009, NU parent and other companies had net expenses of $9.3 million, compared with net expenses of $41.4 million for the full year of 2008, including the aforementioned
$29.8 million litigation charge.

The following table reconciles 2009 and 2008 fourth-quarter and full year results.

		Fourth Quarter[1]	Full Year[1]

2008	Reported EPS	$0.46	$1.67
	2008 EPS excluding impact of $0.19 per share 2008 litigation settlement charge	$0.46	$1.86
	Improved transmission earnings in 2009	$0.03	$0.06
	Lower distribution/generation results in 2009	---	($0.04)
	Parent/Other results in 2009, excluding litigation settlement impact	---	$0.02
	Improved/lower competitive business results in 2009	($0.01)	$0.01
2009	Reported EPS	$0.48	$1.91

Financial results for the fourth quarter and full year 2008 and 2009 are noted below.

Three months ended:

(in millions, except EPS)	December 31, 2009	December 31, 2008	Increase (Decrease)	2009 EPS[1]
CL&P Distribution	$19.0	$12.8	$6.2	$0.11
PSNH Distribution/Generation	$11.3	$9.1	$2.2	$0.07
WMECO Distribution	$3.2	$2.2	$1.0	$0.02
Yankee Gas	$5.7	$11.9	($6.2)	$0.03
Total—Distribution/Generation	$39.2	$36.0	$3.2	$0.23
CL&P Transmission	$37.9	$29.1	$8.8	$0.22
PSNH Transmission	$4.0	$4.3	($0.3)	$0.02
WMECO Transmission	$2.5	$1.3	$1.2	$0.01
Total—Transmission	$44.4	$34.7	$9.7	$0.25
NU parent and other companies	($3.1)	($3.1)	---	($0.02)
Competitive	$4.2	$4.3	($0.1)	$0.02
Reported Earnings	$84.7	$71.9	$12.8	$0.48

12 months ended:

(in millions, except EPS)	December 31, 2009[1]	December 31, 2008[1]	Increase (Decrease)	2009 EPS[1]
CL&P Distribution	$74.0	$70.0	$4.0	$0.42
PSNH Distribution/Generation	$47.5	$41.4	$6.1	$0.28
WMECO Distribution	$16.7	$12.3	$4.4	$0.10
Yankee Gas	$21.0	$27.1	($6.1)-	$0.12
Total—Distribution/Generation	$159.2	$150.8	$8.4	$0.92
CL&P Transmission	$136.8	$115.6	$21.2	$0.80
PSNH Transmission	$18.0	$16.7	$1.3	$0.10
WMECO Transmission	$9.5	$6.0	$3.5	$0.05
Total—Transmission	$164.3	$138.3	$26.0	$0.95
NU parent and other companies, excluding litigation charge	($9.3)	($11.6)	$2.3	($0.05)
Competitive	$15.8	$13.1	$2.7	$0.09
Total before litigation settlement impact	$330.0	$290.6	$39.4	$1.91
Litigation charge	---	($29.8)	$29.8	---
Reported Earnings	$330.0	$260.8	$69.2	$1.91

Retail sales data:

Gwh for three months ended	December 31, 2009	December 31, 2008	% Change Actual	% Change Weather Norm.
CL&P	5,452	5,644	(3.4)	(3.1)
PSNH	1,927	1,875	2.8	2.9
WMECO	895	926	(3.3)	(2.9)
Total NU	8,270	8,441	(2.0)	(1.7)

Gwh for 12 months ended
CL&P	22,266	23,145	(3.8)	(2.1)
PSNH	7,750	7,926	(2.2)	(1.4)
WMECO	3,644	3,829	(4.8)	(3.4)
Total NU	33,645	34,883	(3.5)	(2.1)

Yankee Gas firm volumes in mmcf for three months ended	12,688	12,218	3.8	5.8
Yankee Gas firm volumes in mmcf for 12 months ended	42,450	39,722	6.9	5.0

NU has approximately 176 million common shares outstanding.  It operates New England’s largest energy delivery system, serving more than 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “project,” “believe”, “forecast”, “should”, “could”, and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for

NU’s products and services; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make NU’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of NUEI’s remaining competitive electricity positions; actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and NU undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.

1 All per share amounts in this news release are reported on a fully diluted basis.  The only common equity securities that are publicly traded are common shares of NU parent.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average fully diluted NU parent common shares outstanding for the period.  Management uses this non-GAAP financial measure to evaluate earnings results and to provide details of earnings results and guidance by business.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s businesses.  This release references NU’s 2008 earnings and EPS excluding a significant charge associated with a litigation settlement payment, which are non-GAAP measures.  Due to the nature and significance of the litigation charge, management believes that this non-GAAP presentation is more representative of NU’s performance and provides additional and useful information to readers of this news release in analyzing historical and future performance.  These non-GAAP financial measures should not be considered as alternatives to NU consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of NU’s operating performance.

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Note: NU will webcast a conference call with investors on Wednesday, February 24, 2010, at 1 p.m. Eastern Standard Time. The webcast can be accessed through NU’s website at www.nu.com.